Exhibit (a)(1)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “INNOVATION ACCESS FUND”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JANUARY, A.D. 2022, AT 4:13 O`CLOCK P.M.

6524928 8100	Authentication: 202433143
SR# 20220161170	Date: 01-19-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:13 PM 01/18/2022 FILED 04:13 PM 01/18/2022 SR 20220161170 – File Number 6549913	CERTIFICATE OF TRUST OF
Innovation Access Fund

This Certificate of Trust is being filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:.

1.

The name of the trust is INNOVATION ACCESS FUND (the “Trust”).

2.

The name and address of the Registered Agent in the State of Delaware is Corporation Service Company and its address is located at 251 Little Falls Drive, Wilmington, County of New Castle, 19808.

3.

The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.

The name of the initial trustee is Gregory Jakubowsky and the business address of the trustee is c/o SilverBay Capital Management LLC, 350 Madison Avenue, New York, NY 10017.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust this 18th day of January, 2022.

By:	/s/ Greg Jakubowsky
Name:	Gregory Jakubowsky
Title:	Initial Trustee